UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 18, 2017

Voyager Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-37625	46-3003182
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Sidney Street Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (857) 259-5340

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 18, 2017, Voyager Therapeutics, Inc. (the “Company”) announced that it had entered into an employment agreement, effective September 11, 2017, with Matthew Ottmer appointing him as the Company’s Chief Operating Officer (the “Ottmer Agreement”).

Mr. Ottmer, age 46, previously served as the Chief Operating Officer of Momenta Pharmaceuticals, Inc., a biopharmaceutical company, from December 2015 to April 2017. Prior to joining Momenta Pharmaceuticals, Mr. Ottmer served as Senior Vice President, Strategy & Emerging Businesses of Biogen, Inc., a biotechnology company, from July 2014 to July 2015. Prior to his appointment as Senior Vice President, Mr. Ottmer held various other positions of increasing responsibility at Biogen from 1999 to 2015 including serving as Head of the Tysabri business from March 2012 to July 2014 and as Chief of Staff to the Chief Executive Officer from October 2010 to March 2012.  Mr. Ottmer received his B.A. in Political Science from the University of Michigan and his M.B.A. from Northwestern University’s Kellogg School of Management.

Pursuant to the Ottmer Agreement, Mr. Ottmer will report to the Company’s Chief Executive Officer, and his base annual salary will be $400,000. Going forward, Mr. Ottmer will be eligible to receive an annual performance bonus targeted at 35% of his base salary, with the actual amount of such bonus, if any, to be determined by the Company’s Board of Directors. Mr. Ottmer will also be entitled to participate in the benefits and insurance programs generally available to all Company employees.

In connection with his hiring, Mr. Ottmer will receive an option to purchase 250,000 shares of the Company’s common stock (with a per-share exercise price equal to the closing price of the Company’s common stock on the NASDAQ Global Select Market on the date of grant), with a 10-year term. Twenty-five percent of the shares underlying the award will vest on the first anniversary of the grant date with the remaining seventy-five percent to vest monthly over the subsequent 36-month period, subject to Mr. Ottmer’s continued employment with the Company over such period. The stock option will be granted under the Company’s 2015 Stock Option and Incentive Plan.

The Ottmer Agreement provides further that, if Mr. Ottmer is terminated without cause or resigns for good reason, he will be entitled to severance as follows: continuation of base salary for twelve (12) months plus an amount equal to one times his pro rata annual bonus, payable over twelve months, and continuation of group health plan benefits for up to twelve (12) months to the extent authorized by and consistent with COBRA. “Cause” and “good reason” are as defined in the Ottmer Agreement. In the event that such termination without cause or resignation for good reason occurs within a twelve-month period following a sale event (as defined in the Ottmer Agreement), Mr. Ottmer will also be entitled to acceleration of time-based vesting on any equity awards held by Mr. Ottmer at such time.

The foregoing summary of the Ottmer Agreement is qualified in its entirety by reference to the complete text of the Ottmer Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In connection with Mr. Ottmer’s appointment, effective September 14, 2017, the Board of Directors of the Company designated Mr. Ottmer as an “executive officer” of the Company as such term is defined under Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “officer” as such term is defined under Rule 16a-1(f) of the Exchange Act. Mr. Ottmer has no family relationship with any of the executive officers or directors of the Company.  There are no arrangements or understandings between Mr. Ottmer and any other person pursuant to which he is being appointed as the principal operating officer of the Company.

In reliance on the instruction to paragraph (c) of Item 5.02 of Form 8-K, the Company has delayed the filing of this Current Report on Form 8-K until the date of the public announcement of the events described herein.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, effective September 11, 2017, between the Registrant and Matthew Ottmer.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, effective September 11, 2017, between the Registrant and Matthew Ottmer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2017	VOYAGER THERAPEUTICS, INC.

	By:	/s/ Steven M. Paul
Steven M. Paul, M.D.
Chief Executive Officer and President